EXHIBIT 99.1

Apyx Medical Corporation Reports Second Quarter 2024 Financial Results;
Updates Full Year 2024 Financial Outlook

CLEARWATER, FL — August 8, 2024 - Apyx Medical Corporation (NASDAQ:APYX) (“Apyx Medical;” the “Company”), the manufacturer of a proprietary helium plasma and radiofrequency platform technology marketed and sold as Renuvion®, today reported financial results for its second quarter ended June 30, 2024; and updated its financial expectations for the full year ending December 31, 2024.

Second Quarter 2024 Financial Summary:

•Total revenue of $12.1 million, a decrease of 10% year-over-year.
◦Advanced Energy revenue of $9.8 million, a decrease of 17% year-over-year.
◦OEM revenue of $2.4 million, an increase of 29% year-over-year.
•Net loss attributable to stockholders of $6.6 million, an increase of $5.6 million, or 560%, year-over-year.
◦Net loss for the second quarter of 2023 included a $2.7 million gain on the sale-leaseback the Company’s Clearwater, FL facility.
•Adjusted EBITDA loss of $4.3 million, an increase of $2.7 million, or 166%, year-over-year.

Second Quarter 2024 Operating Summary:

•On April 11, 2024, the Company announced that new data and treatment insights were showcased at the Company’s Renuvion Users’ Summit.
•On May 9, 2024, the Company announced the retirement of Andrew Makrides as Chairman of the Board, after serving the Company in this position since 1982. The Board of Directors appointed Stavros Vizirgianakis to serve as Chairman of the Board, effective May 7, 2024.
•On June 26, 2024, the Company announced the launch of the “Renewing Lives” campaign, a nationwide, life-changing give-back program that will provide Renuvion treatments to people who can most benefit from this advanced medical technology to improve their physical appearance and mental health.

“As we had anticipated, our Advanced Energy sales performance in the second quarter continued to reflect the challenging environment in the cosmetic surgery market that our industry has observed in recent quarters,” said Charlie Goodwin, President and Chief Executive Officer. “As expected, global sales of our Advanced Energy generators remained impacted as prospective surgeon customers continued to delay investments in new capital equipment, given concerns about broader macro-economic uncertainty. Despite these challenges, we were pleased to deliver strong growth in global sales of our Advanced Energy handpieces, which increased more than 20% year-over-year in both the U.S. and internationally.”

Mr. Goodwin continued: “Our updated financial guidance reflects our expectation that global Advanced Energy generator sales will remain paced this year by the challenging environment in our industry, and we continue to expect this headwind will be moderated by growth in sales of our handpieces. Importantly, our updated guidance now assumes low double-digit growth in global handpiece sales on a full year basis. With Renuvion’s ability to deliver impressive and durable results for patients, its’ status as the only FDA-cleared device for the coagulation of subcutaneous soft tissues following liposuction for aesthetic body contouring, and its’ evidence-based support from over 90 clinical publications, we remain uniquely positioned in our industry to capitalize on the demand for body contouring procedures going forward. We remain focused on executing our growth strategy and controlling our expenses as we continue to tap into this multi-billion dollar global market opportunity.”

“During our recent strategic review with the Board and management, we identified a number of initiatives to improve stockholder value and create a longer runway for the company to execute our plan to drive profitable growth going forward,” said Stavros Vizirgianakis, Chairperson of the Board of Directors. “Our Renuvion technology is best in class, and we believe that over time there will be significant tailwinds to drive the treatment of loose skin.”

Mr. Vizirgianakis continued: “In the near term, through our recent collaboration with Kaplow Communications we remain focused on promoting our best-in-class Renuvion technology. Our recent direct to consumer and B2B marketing initiatives and enhanced field presence will help drive increased utilization and awareness within the aesthetics space. We also remain focused on managing our operating expenses and our cash burn, while we improve our performance and prepare to introduce our revolutionary new platform in the near future. I am confident that management is fully aligned with the interests of stockholders and ready to execute our strategic plan.”

The following tables present revenue by reportable segment and geography:

	Three Months Ended June 30,		Increase/Decrease		Six Months Ended June 30,		Increase/Decrease
(In thousands)	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Advanced Energy	$9,766	$11,722	$(1,956)	(16.7)%	$17,219	$21,412	$(4,193)	(19.6)%
OEM	2,383	1,847	536	29.0%	5,174	4,299	875	20.4%
Total	$12,149	$13,569	$(1,420)	(10.5)%	$22,393	$25,711	$(3,318)	(12.9)%

	Three Months Ended June 30,		Increase/Decrease		Six Months Ended June 30,		Increase/Decrease
(In thousands)	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Domestic	$8,687	$10,137	$(1,450)	(14.3)%	$15,666	$19,008	$(3,342)	(17.6)%
International	3,462	3,432	30	0.9%	6,727	6,703	24	0.4%
Total	$12,149	$13,569	$(1,420)	(10.5)%	$22,393	$25,711	$(3,318)	(12.9)%

Second Quarter 2024 Results:

Total revenue for the three months ended June 30, 2024, decreased $1.4 million, or 10% year-over-year, to $12.1 million, compared to $13.6 million in the prior year period. Advanced Energy segment revenue decreased $2.0 million, or 17% year-over-year, to $9.8 million. OEM segment revenue increased $0.5 million, or 29% year-over-year, to $2.4 million, compared to $1.8 million in the prior year period. The decrease in Advanced Energy revenue was primarily due to lower sales of generators in both domestic and some international markets as a result of economic uncertainty in the capital equipment market within the aesthetic space. These decreases were partially offset by increased sales of single-use handpieces globally. The increase in OEM segment revenue was due to increases in sales volume to existing customers, including Symmetry Surgical under the Company’s 10-year generator manufacturing and supply agreement. Domestic revenue decreased $1.5 million, or 14% year-over-year, to $8.7 million, and international revenue increased 1% year-over-year to $3.5 million.

Gross profit for the three months ended June 30, 2024, decreased $1.8 million, or 19% year-over-year, to $7.5 million, compared to $9.3 million in the prior year period. Gross profit margin for the three months ended June 30, 2024, was 61.7%, compared to 68.4% in the prior year period. The decrease in gross profit margins was primarily attributable to changes in sales mix between the OEM and Advanced Energy segments, with the OEM segment comprising a higher percentage of revenue and geographic mix within the Advanced Energy segment, with international revenue comprising a higher percentage of total revenue.

Operating expenses for the three months ended June 30, 2024, decreased $0.2 million, or 1% year-over-year, to $13.0 million, compared to $13.2 million in the prior year period. The decrease in operating expenses was driven by a $0.5 million decrease in selling, general and administrative expenses and a $0.2 million decrease in salaries and related costs. These decreases were partially offset by a $0.5 million increase in professional services expenses and a $0.1 million increase in research and development expenses.

Other (expense) income, net for the three months ended June 30, 2024 and 2023 was $(1.0) million and $0.3 million, respectively. The change was driven primarily by increased interest expense on higher outstanding borrowings compared to the prior year period.

Income tax expense was $0.1 million for each of the three months ended June 30, 2024 and 2023.

Net loss attributable to stockholders for the three months ended June 30, 2024, was $6.6 million, or $0.19 per share, compared to $1.0 million, or $0.03 per share, in the prior year period. Included in net loss for the three months ended June 30, 2023 was a $2.7 million gain on the sale-leaseback of the Company’s Clearwater, FL facility.

Adjusted EBITDA loss for the three months ended June 30, 2024 and 2023 was $4.3 million and $1.6 million, respectively.

First Six Months of 2024 Results:

Total revenue for the six months ended June 30, 2024, decreased $3.3 million, or 13%, to $22.4 million, compared to $25.7 million in the prior year period. Advanced Energy segment sales decreased $4.2 million, or 20% year-over-year, to $17.2 million, compared to $21.4 million in the prior year period. OEM segment sales increased $0.9 million, or 20% year-over-year, to $5.2 million, compared to $4.3 million in the prior year period. For the first six months of 2024, revenue in the United States decreased $3.3 million, or 18% year-over-year, to $15.7 million, and international revenue was consistent with the prior year period, at approximately $6.7 million. The Advanced Energy sales decrease was driven by lower sales of generators in both domestic and some international markets as a result of economic uncertainty in the capital equipment market within the aesthetic space. These decreases were partially offset by increased sales of single-use handpieces globally. The increase in OEM segment revenue was due to increases in sales volume to existing customers, including Symmetry Surgical under the Company’s 10-year generator manufacturing and supply agreement.

Net loss attributable to stockholders for the six months ended June 30, 2024 was $14.1 million, or $0.41 per share, compared to $4.5 million, or $0.13 per share, in the prior year period. The six months ended June 30, 2023 was favorably impacted by $5.0 million in items that did not recur in the current year period, consisting of a $2.3 million income tax benefit and a $2.7 million gain on the sale-leaseback of the Company’s Clearwater, FL facility, which were recognized in the first and second quarters of 2023, respectively.

Full Year 2024 Financial Outlook:

The Company is updating its financial guidance for the year ending December 31, 2024 to:

•Total revenue in the range of $50.6 million to $52.1 million, representing a decrease of approximately 3% to 0% year-over-year, compared to total revenue of $52.3 million for the year ended December 31, 2023. The Company’s prior guidance range for total revenue was $49.7 million to $52.9 million, representing a decrease of approximately 5% to growth of approximately 1% year-over-year.

◦Total revenue guidance assumes:
▪Advanced Energy revenue in the range of $41.6 million to $43.1 million, representing a decrease of approximately 4% to 1% year-over-year, compared to Advanced Energy revenue of $43.4 million for the year ended December 31, 2023. The Company’s prior guidance range for Advanced Energy revenue was $41.6 million to $44.6 million, representing a decrease of approximately 4% to growth of approximately 3% year-over-year.
▪OEM revenue of approximately $9.0 million, representing growth of approximately 1% year-over-year, compared to OEM revenue of $9.0 million for the year ended December 31, 2023. The Company’s prior guidance range for OEM revenue was $8.1 million to $8.3 million, representing a decrease of 10% to 7% year-over-year.

•Net loss attributable to stockholders of approximately $24.5 million to $23.5 million, compared to $18.7 million for the year ended December 31, 2023. The Company’s prior guidance range for net loss attributable to stockholders was $26.5 million to $24.3 million.

Conference Call Details:

Management will host a conference call at 5:00 p.m. Eastern Time on August 8, 2024 to discuss the results of the quarter, and to host a question and answer session. To listen to the call by phone, interested parties may dial 888-645-4404 (or 862-298-0702 for international callers) and provide access code 13747529. Participants should ask for the Apyx Medical Corporation call. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and via the following link:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=hyyhSyUU

A telephonic replay will be available approximately three hours after the end of the call through the following two weeks. The replay can be accessed by dialing 877-660-6853 for U.S. callers or 201-612-7415 for international callers and using the replay access code: 13747529. The webcast will be archived on the Investor Relations section of the Company’s website.

Investor Relations Contact:

ICR Westwicke on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Platform Technology products marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion and J-Plasma offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The effectiveness of Renuvion and J-Plasma are supported by more than 90 clinical documents. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration (the “FDA”), supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the FDA and other governmental and regulatory bodies, both domestically and internationally; the impact of the March 14, 2022 FDA Safety Communication on our business and operations; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Sales	$12,149	$13,569	$22,393	$25,711
Cost of sales	4,656	4,290	8,951	8,859
Gross profit	7,493	9,279	13,442	16,852
Other costs and expenses:
Research and development	1,424	1,357	2,821	2,628
Professional services	2,096	1,594	3,670	3,334
Salaries and related costs	4,682	4,877	9,378	9,795
Selling, general and administrative	4,838	5,378	9,735	10,633
Total other costs and expenses	13,040	13,206	25,604	26,390
Gain on sale-leaseback	—	2,692	—	2,692
Loss from operations	(5,547)	(1,235)	(12,162)	(6,846)
Interest income	439	179	934	230
Interest expense	(1,427)	(543)	(2,823)	(777)
Other (expense) income, net	(1)	646	(22)	641
Total other (expense) income, net	(989)	282	(1,911)	94
Loss before income taxes	(6,536)	(953)	(14,073)	(6,752)
Income tax expense (benefit)	50	66	103	(2,201)
Net loss	(6,586)	(1,019)	(14,176)	(4,551)
Net loss attributable to non-controlling interest	(30)	(25)	(44)	(74)
Net loss attributable to stockholders	$(6,556)	$(994)	$(14,132)	$(4,477)

Loss per share:
Basic and diluted	$(0.19)	$(0.03)	$(0.41)	$(0.13)

Weighted average number of shares outstanding - basic and diluted	34,644	34,603	34,644	34,600

APYX MEDICAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)

	June 30, 2024 (Unaudited)	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$32,678	$43,652
Trade accounts receivable, net of allowance of $650 and $608	12,709	14,023
Inventories, net of provision for obsolescence of $916 and $875	9,324	9,923
Prepaid expenses and other current assets	1,960	2,764
Total current assets	56,671	70,362
Property and equipment, net of accumulated depreciation and amortization of $3,783 and $3,522	1,918	1,915
Operating lease right-of-use assets	4,935	5,162
Finance lease right-of-use assets	59	69
Other assets	1,811	1,732
Total assets	$65,394	$79,240

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,348	$2,712
Accrued expenses and other current liabilities	7,958	9,661
Current portion of operating lease liabilities	313	347
Current portion of finance lease liabilities	20	20
Total current liabilities	10,639	12,740
Long-term debt, net of debt discounts and issuance costs	33,628	33,185
Long-term operating lease liabilities	4,697	4,896
Long-term finance lease liabilities	43	53
Long-term contract liabilities	1,271	1,246
Other liabilities	192	198
Total liabilities	50,470	52,318
EQUITY
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; 0 issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 34,643,926 issued and outstanding as of June 30, 2024 and 34,643,888 issued and outstanding as of December 31, 2023	35	35
Additional paid-in capital	83,292	81,114
Accumulated deficit	(68,580)	(54,448)
Total stockholders' equity	14,747	26,701
Non-controlling interest	177	221
Total equity	14,924	26,922
Total liabilities and equity	$65,394	$79,240

APYX MEDICAL CORPORATION RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA (Unaudited)
Use of Non-GAAP Financial Measure

We present the following non-GAAP measure because we believe such measure is a useful indicator of our operating performance. Our management uses this non-GAAP measure principally as a measure of our operating performance and believes that this measure is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that this measure is useful to our management and investors as a measure of comparative operating performance from period to period. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or preferable to, the measures of financial performance prepared in accordance with GAAP.

The Company has presented the following non-GAAP financial measure in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income (loss) attributable to stockholders (GAAP) plus income tax expense (benefit), interest, depreciation and amortization, stock-based compensation expense and other significant non-recurring items.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss attributable to stockholders	$(6,556)	$(994)	$(14,132)	$(4,477)
Interest income	(439)	(179)	(934)	(230)
Interest expense	1,427	543	2,823	777
Income tax expense (benefit)	50	66	103	(2,201)
Depreciation and amortization	156	151	313	354
Stock based compensation	1,050	1,482	2,178	2,849
Gain on sale-leaseback	—	(2,692)	—	(2,692)
Adjusted EBITDA	$(4,312)	$(1,623)	$(9,649)	$(5,620)